Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of AnythingIT Inc. of our report dated November 29, 2010, relating to the balance sheets of AnythingIT Inc. as of June 30, 2010 and June 30, 2009 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended June 30, 2010 and 2009.  We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
July 26, 2011